LOAN AGREEMENT





                                  Between




                             BANK HAPOALIM B.M.



                                    and



                          TREFOIL ISRAEL FSL, L.P.




                                   dated



                             December 23, 1999

                                   INDEX
                                   -----

CLAUSE         HEADINGS                                            PAGE
-------        --------                                            ----

    1.         Interpretation                                         4

    2.         Definitions                                            5

    3.         Availability and Disbursement of the Loan              7

    4.         Payment of Interest                                    8

    5.         Repayment of each Advance                              8

    6.         Default Interest                                       8

    7.         Increased Costs                                        9

    8.         Prepayment                                             10

    9.         Time, Place and Manner of Payment                      10

    10.        Collaterals                                            13

    11.        Conditions Precedent                                   14

    12.        Representations and Warranties                         15

    13.        Undertakings                                           17

    14.        Events of Default                                      18

    15.        Unlawfulness, Substitute Basis                         20

    16.        Set Off and Application of Payments                    21

    17.        The Borrower's Duty to Notify                          22

    18.        Compensation for Broken Funding                        22

    19.        Remedies and Waivers                                   23

    20.        Assignment                                             23

    21.        Administration of the Loan                             23

    22.        Disclosure of Information                              24

    23.        Expenses                                               24

    24.        Additional Provisions                                  24

    25.        Notices                                                25

    26.        Governing Law and Jurisdiction                         25

    27.        Currency Indemnity                                     25

    28.        Severability                                           26

    29.        General Provisions                                     26

This Loan Agreement is dated as of the 23rd day of December, 1999, and made between:

                             BANK HAPOALIM B.M

                                ("THE BANK")

                                    and

                          TREFOIL ISRAEL FSL, L.P.

a limited partnership duly established and existing under the laws of the State Delaware U.S.A. ("the Borrower").

WHEREAS the Borrower has requested the Bank to grant it loans to participate in financing of the acquisition of shares in companies controlled by Formula Systems (85) Ltd. provided that such loans shall not exceed a sum which is greater than 70% of the price paid by the Borrower for the acquisition of the shares and provided that the remaining 30% of such price will be by a capital contribution of the Borrower.

WHEREAS the Bank is prepared to accede to the Borrower's request upon the conditions hereinafter set forth.

NOW,  THEREFORE,  IT IS HEREBY  AGREED AND DECLARED  BETWEEN THE PARTIES AS
FOLLOWS:

1.   INTERPRETATION
     --------------

     1.01 This Agreement forms an integral part of the Borrower's application to open an account and the general conditions for operating an account which have been signed by the Borrower in the Bank ("THE APPLICATION TO OPEN AN ACCOUNT").

     1.02 Unless otherwise agreed the Borrower's obligations in this Agreement are in addition to those contained in the Application to open an account and nothing in this Agreement shall derogate from any of the Bank's rights under the Application to open an account.

     1.03 In the case of any contradiction between this Agreement and the Application to open an account the provisions of this Agreement shall govern.

     1.04 The Preamble to this Agreement constitutes an inseparable part hereof.

     1.05 Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

     1.06   In this Agreement, unless the context otherwise requires:

            (a) reference to Clauses and Schedules are to be construed as reference to the clauses of, and schedules to, this Agreement and references to this Agreement include its Schedules; and

            (b) words importing the plural shall include the singular and vice versa.

2.   DEFINITIONS
     -----------

     In this Agreement, the following words and expressions shall bear the following meanings unless the context otherwise requires:

     ADVANCE means - each borrowing of a portion of the Loan by the Borrower under this Agreement.

     AVAILABILITY PERIOD: means the period commencing on the date of execution hereof up to March 1, 2000.

     "BANK" means - Bank Hapoalim B.M. and any of its branches or offices existing on the date hereof and or to be subsequently opened, whenever they may be, its successors, assignees, or attorneys in fact;

     "BANKING DAY" means - a day on which dealings in Dollar deposits are carried on in the London Interbank Eurodollar market and (if payment is required to be made on such day) on which banks are open for business in London and in Israel.

     "BANK'S BOOKS" - shall be construed so as to include any book, record, statement of account, and copy of any statement of account, loan agreement, deed of undertaking, customers' bill, card index, page, film, any means of storage and retrieval of data for purpose of electronic computers and any other means of storage and retrieval of data;

     "DEBENTURE" means - a deed of pledge of the Borrower according to which the Borrower shall create a first ranking fixed pledge over its rights under the Option Agreement.

     "DEED OF PLEDGE" means - an undertaking of the Borrower pursuant to which the Borrower shall create a first ranking fixed pledge and charge over the Shares in favour of the Bank in the form of Schedule B hereto pursuant to each Advance that will be made available to the Borrower under this Agreement.

     "DISBURSEMENT DATE" means - a Banking Day upon which each Advance is made on account of the Loan.

     "DOLLARS AND "$" mean - the lawful currency of the United States of America.

     "ENCUMBRANCE" - includes any mortgage, pledge, lien, charge, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement or other agreement or arrangement the effect of any of which is the creation of security;

     "EVENT OF DEFAULT" means - any of the events or circumstances described in Clause 14;

     "INDEBTEDNESS" means - any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

     "INTEREST" means - LIBOR plus the Margin.

     "INTEREST PERIOD" means - the Interest Period shall be for a period of three (3) months commencing and including the Disbursement Date whereas the last Interest period can be for a duration less than a period of three (3) months until the repayment of such Advance according to Section 5 below, Provided, however, that if any Interest Period would otherwise end on a day which is not a Banking Day, the termination thereof shall be postponed to the next day which is a Banking Day, unless such Banking Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding day which is a Banking Day.

     "LIBOR", means - the rate of interest (expressed as any annual rate) determined by the Bank to be the arithmetic meaning (rounded up, if necessary to the nearest whole multiple of 1/8%) of the (i) rates for Dollar deposits offered to the Bank for the respective Interest Period which appears on the FRBD page of the Reuters Screen for Dollars as of 11:00 a.m. London time, two Banking Days prior to the commencement of the respective Interest Period, or (ii) if Clause (i) above is inapplicable, the rates of interest communicated to, and at the request of, the Bank, by or on behalf of the principal London offices of the Reference Banks or any two of them, as being the rates at which they would offer to the Bank deposits in Dollars in the London Interbank Eurodollar Market, for the respective Interest Period as of 11:00 a.m. London time two Banking Days prior to the commencement of that respective Interest Period, or (iii) if Clauses (i) and (ii) are inapplicable the rates of interest communicated to and at the request of, the Bank, by at least two other banks in London Interbank Eurodollar Market, at the rates at which such banks would offer the Bank a deposit in Dollars for the respective Interest Period as of 11:00 a.m. London time, two Banking Days prior to the commencement of that respective Interest Period.

     "LOAN" means - the principal amount outstanding hereunder at any time to be granted in one Advance or in several Advances but no more than $17,500,000 (Seventeen Million and Five Hundred Thousand U.S. Dollars)

     "MARGIN" means - 1.25% per annum.

     "OPTION AGREEMENT" means - an agreement signed on September 30 1999 between Shamrock Holdings of California Inc ("Shamrock") and Formula Systems (1985) Ltd. as amended according to an Addendum signed on November 21 1999 and which was assigned by Shamrock to the Borrower on the date hereof.

     "OPTION SECURITIES"- as defined in the Option Agreement

     "REFERENCE BANK" means Barclays Bank PLC, National Westminster Bank PLC and Bankers Trust Company (in its name or as Duetsche Bank)

     "SECURITY DOCUMENTS" means - this Agreement, the Debenture, the Deed of Pledge and any other documents as may have been executed or shall from time to time after the date of this Agreement be executed to secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement;

     "THE SHARES" means - shares of any of the companies listed in Schedule B to this Agreement as shall be amended from time to time that may be purchased by the Borrower and which are Option Securities according to the Option Agreement.

     "TAXES" includes all present and future income and other taxes, levies, imposts, deductions, charges and withholdings whatsoever, together with interest thereon and penalties with respect thereto, if any, and any payment of principal, interest, charges, fees or other amounts made on or in respect thereof and "Tax, "Taxation" and similar words shall be construed accordingly.

3.   AVAILABILITY AND DISBURSEMENT OF THE LOAN
     -----------------------------------------

     3.01 Provided the obligations and conditions set forth in Clause 11 have been fulfilled, the Bank shall make Advances available to the Borrower on account of the Loan during the Availability Period provided, always, that the Borrower shall have given the Bank a request for disbursement in the form of Schedule "A" attached hereto, (the "Disbursement Request") not later than by 11:00 o'clock a.m. Tel Aviv on the Banking Day of the Disbursement Date. Such Disbursement Request shall be irrevocable. The Advance will be made available to the Borrower by crediting the Borrower's account with the Central Branch
            (600)  of the  Bank  with  the  amount  mentioned  Disbursement
            Request.

     3.02 The Borrower declares and warrants that all the proceeds of each Advance will be utilised for the purchase of the Shares including for expenses associated with such purchase according to the terms of this Agreement. Notwithstanding the Bank acknowledges that the Borrower has informed him that he has already acquired Option Securities and that he will request the Bank to rant him Advances on account of these acquisitions according to the terms and conditions of this Agreement.

4.   PAYMENT OF INTEREST
     -------------------

     4.01 The Borrower shall pay Interest on the outstanding balance of the principal amount of each Advance starting on the Disbursement Date, at a rate equal to the aggregate of the Margin plus the LIBOR for each Interest Period . Interest shall be paid by the Borrower to the Bank on the date of repayment of the principal of the relevant Advance .Subject only as hereafter stipulated, all Interest accrued during each Interest Period shall be capitalised on the last day of such Interest Period and as of such date shall also bear Interest at the rate applicable to the principal amount of the relevant Advance during the following Interest Periods.

            Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed, divided by 360.

5.   REPAYMENT OF EACH ADVANCE
     -------------------------

            The Borrower shall repay each Advance to the Bank in one lump sum at the end of a twenty-seven (27) months and thirty (30) days period from the Disbursement Date of such Advance unless such Advance is secured by the pledge of Option Securities which were purchased in a series of transactions of a Formula Entity, as defined in the Option Agreement, which is a private company then such Advance shall be granted for a period which is the remaining period from the first acquisition of such Formula Entity's shares until the end of the period of twenty-seven (27) months and thirty (30) days from said first acquisition. In any case each Advance shall be repaid not later than the end of the Exercise Period as defined in the Option Agreement, minus fifteen(15) days.

            The Bank shall furnish to the Borrower a repayment schedule of the principal amount of each Advance as soon as practicable ("the REPAYMENT SCHEDULE").

            In any case of contradiction between this Agreement and the Repayment Schedule this Agreement shall govern.

6.   DEFAULT INTEREST
     ----------------

     6.01 The Borrower shall pay default interest ("Default Interest") on sums not paid on the due date under the Agreement from the due date and up to the date of actual payment ( as well after as before judgement ) at a rate equal to three (3) per cent per annum above the aggregate of the Margin plus the LIBOR.

     6.02 Unless otherwise stipulated in any of the Security Documents the Borrower shall pay Default Interest on sums payable hereunder on demand and not paid within seven (7) Banking Days of the date of demand under any of the Security Documents, from the date of demand up to the date of actual payment (as well after as before judgement) at the rate equal to three (3) per cent per annum above the aggregate of the Margin plus the LIBOR.

     6.03 Default Interest shall be due and payable on demand and compounded monthly calculated on the basis of actual number of days elapsed divided by 360 days.

7.   INCREASED COSTS
     ---------------

            If by reason of any change in law or in its interpretation by any official authority of the State of Israel charged with the interpretation thereof, and/or by reason of compliance with any request from or requirement of the Bank of Israel, any governmental authority or other fiscal or monetary authority, after the date hereof and directed to Israeli commercial banks in general:

            (i) the Bank incurs a cost as a result of its having entered into and/or performing its obligations under this Agreement and/or maintaining the outstanding balance of the Loan; or

            (ii) there is any increase in the cost to the Bank- of funding or maintaining all or any of the outstanding balance of the Loan; or

            (iii) the Bank becomes liable to make any payment on account of
                  Tax or otherwise ( not being a tax imposed on the net income of the Bank) on or calculated by reference to the amount of the outstanding balance of the Loan and/or by reference to any sum received or receivable by it hereunder.

            then the Borrower shall, from time to time, within 30 days from demand of the Bank, promptly pay to the Bank such additional amounts sufficient to indemnify the Bank against, as the case may be, (i) such cost, (ii) such increased cost and (iii) such liability;

            The Bank shall as soon as reasonably practicable deliver to the Borrower a certificate specifying in reasonable detail the event by reason of which it is entitled to make a claim pursuant to this Clause.

            The  Bank   represents  that  it  is  not  aware  of  any  such
            circumstances or threats on the date hereof, which might give rise to a claim for increased cost hereunder.

            Without derogating from the provisions of Clause 8 hereof, the Borrower may, after receipt of the demand referred to in this clause, notify the Bank that it will prepay on the last day of the Interest Period the whole (but not part only of the outstanding 'balance of the Loan); whereupon the Borrower shall prepay to the Bank the outstanding balance of the Loan together with accrued interest thereon and all other amounts owing to the Bank hereunder

8.   PREPAYMENT
     ----------

     8.01 The Borrower may, on the last day of any Interest Period of an Advance upon giving in each case at least 7 (seven) Banking Days' prior written notice to the Bank (which shall be irrevocable and shall constitute the Borrower's undertaking to prepay accordingly), prepay in whole or from time to time in part, (being in each instance not less than $500,000 ( Five Hundred Thousand Dollars ) or a whole multiple thereof) of the principal amount of the relevant Advance.

     8.02 If the Borrower notifies the Bank of its intention to prepay any amount under the provisions of this Agreement but in fact does not pay in accordance with such notification then the Borrower shall indemnify the Bank against and on demand pay to the Bank the full amount of any loss or expenses which the Bank shall certify as actually sustained or incurred by it as a consequence of not having been prepaid in accordance with such notification.

     8.03 The Borrower may not prepay an Advance or any part thereof save as expressly provided in this Agreement.

9.   TIME. PLACE AND MANNER OF PAYMENT
     ---------------------------------

     9.01 All payments to be paid by the Borrower hereunder shall be made to the Bank free of any Taxes and without set-off or counterclaim, in funds available to the Bank at its Central Branch or at any other place in Israel nominated by the Bank and not prohibited for that purpose by any applicable law, provided that 15 (fifteen ) days prior notice thereof shall have been given to the Borrower by the Bank.

     9.02 Notwithstanding the foregoing in the event that the Borrower is required under the laws of the State of Israel to deduct or withhold any amount in respect of income-tax on payments of interest payable hereunder, then the Borrower shall be entitled to make such deduction or withholding; provided always that in any such case the Borrower shall furnish to the Bank forthwith adequate tax receipts in respect of any such deduction or withholding, in form and substance acceptable to the income tax authorities, duly completed and signed as required by said authorities, for the purpose of treating same as a payment on account of income tax payable by the Bank.

            In the event that the Borrower shall not furnish to the Bank tax receipt as aforementioned and/or that the income tax authorities will not treat any such deductions or withholding as a payment on account of the Bank's income tax by reason of any defect in such receipt, then the payment of interest under this Agreement shall be increased to such amount as is necessary to yield and remit to the Bank the principal amount of the Loan and interest at the rate specified in this Agreement after provision for payment of such Tax. The Borrower shall at the request of the Bank execute and deliver to the Bank such instruments as may be necessary or desirable to give full force and effect to such increase in the rate of Interest.

     9.03   (a)  If  the  Borrower  is  required  by  any law of the U.S.A.
                 to deduct or withhold any Tax from any payments hereunder, the Borrower may - after effecting such payment on account of such Tax and after increasing the payments of interest to the Bank in accordance with the provisions of Clause
                 9.02 hereinabove, so that the Bank shall receive the full amount payable hereunder as if no such deduction or withholding on account of Taxes had been made - deliver to the Bank the original receipt or receipts issued in the name of the Bank by the appropriate tax authority of the U.S.A. certifying payment of such Taxes.

                 The Bank shall endeavour and exercise reasonable efforts to apply such deduction or withholding against Taxes payable by it to the income tax authorities of the State of Israel, or otherwise receive benefits from said income tax authorities by way of any tax credit, tax deduction, tax refund or similar benefit which may be available to the Bank in Israel in respect of the amount so deducted or withheld by the Borrower ("TAX CREDIT").

            (b) Upon filing the Bank's annual tax returns with respect to any tax year, the Bank shall claim a Tax Credit in respect of the amount of Taxes specified in the tax receipts supplied by the Borrower to the Bank in such year in accordance with the provisions of Sub-Clause 9.03(a) (hereinafter: "the CLAIMED AMOUNT").

                 The Bank shall then enter into its books a liability (in U.S. Dollars) towards the Borrower for the Claimed Amount, which shall however give no claim whatsoever to the Borrower against the Bank, except as specifically stipulated hereinafter.

                 The Bank shall be fully discharged from such liability upon paying to the Borrower the amount due (if any) in accordance with the provisions of Sub-Clause 9.03(c) or 9.03(g) hereinafter regardless of the fact that any such amount (if any) may be smaller than the Claimed Amount and consequently smaller than such liability.

            (c) In the event that in any final tax assessment issued by the income tax authorities of the State of Israel in respect of any tax year of the Bank for which the Borrower mare any deduction or withholding on account of Taxes of the U.S.A. and delivered to the Bank appropriate tax receipts in respect thereof in accordance with the provisions of Sub-Clause 9.03(a) hereinabove, the Bank shall actually receive a Tax Credit in respect of such tax receipt(s), the Bank shall deliver to the Borrower within 60 (sixty) days from receipt of such final tax assessment a certificate of the Comptroller of the Bank specifying the percentage of the actual benefit to the Bank in respect of such tax receipts (which certificate shall be deemed correct in all its details and shall be final, conclusive and binding upon the Bank and the Borrower), and shall pay to the Borrower such percentage of the tax receipt(s). Together therewith the Bank shall pay to the Borrower interest on the amount paid to the Borrower, accrued as of the first of January of the year following the year for which such tax receipt were issued, at rates applicable from time to time at the Bank for deposits of similar amounts.

                 For the purposes hereof a tax assessment shall be deemed final only upon expiration of the period during which the Commissioner of Income Tax has the authority to open and or review the assessment under the provisions of Section 147 (a)(1) of the Income Tax Ordinance.

            (d) The Borrower shall not be entitled to be advised of and/or take part and/or interfere in any way whatsoever in the manner chosen by the Bank to prepare its tax returns, determine its policies regarding Taxes and handle all its taxing affairs in general (including - inter alia - in any and all kind of negotiations with the Israeli tax authorities).

                 Furthermore, the Borrower shall have no claim whatsoever against the Bank in connection with any decision, act or ommission chosen, taken or ommitted by the Bank in connection with any of the foregoing.

            (e) The Borrower shall have no claim against the Bank in connection with any such Taxes paid, withheld or deducted, except as otherwise specifically stipulated in this Clause 9.03.

            (f) The Borrower acknowledges that receipt of any such amount in respect of Tax Credit by the Borrower and/or converting same into U.S. Dollars and/or repatriating same may be subject to permits, licenses, approvals or authorizations from governmental or other authorities of the State of Israel, including - inter alia -the Controller of Foreign Exchange. It shall be the responsibility of the Borrower only, at its own and sole expense to obtain any such permits, licenses, approvals and authorizations.

            (g) The Bank shall endeavour to obtain a pre-ruling from the Israeli income tax authorities as to the Tax Credit which shall be given to the Bank in respect of tax receipts supplied to the Banks by the Borrower in accordance with the provisions of Sub Clause 9.03 (a) hereinabove.

                 Should such pre-ruling be granted, then the Bank shall return to the Borrower the actual benefit which the Bank shall have received through such Tax Credit promptly after approval by the Board of Directors of the Bank of the Bank's financial statements for the year for which such Tax Credit was received, and shall have no additional obligation to the Borrower with respect to same amount under Sub-Clause 9.03(c). Such actual benefit shall be given to the Borrower together with interest accrued as of the first of January of the year following the year for which such tax receipt were issued, at rates applicable from time to time at the Bank for deposits of similar amounts.

                 A certificate made by Comptroller of the Bank specifying such actual benefit to the Bank through such Tax Credit shall be deemed correct in all its details and shall be final, conclusive and binding upon the Bank and the Borrower.

     9.04 All payments to be paid by the Borrower to the Bank hereunder shall be made only on a Banking Day, as defined herein. If any payment is due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day unless it would thereby be made in the next calendar month, in which case such payment will be made on the immediately preceding Banking Day.

     9.05 If any sum to be paid hereunder shall be paid by the Borrower on a day other than a Banking Day it shall be considered as having been paid on the next succeeding Banking Day.

10.  COLLATERALS
     -----------

     10.01 To secure the full and punctual payments of all sums now or hereafter to become due and payable to the Bank from the Borrower under this Agreement the Borrower shall create on the date of signature of this Agreement Debenture in favour of the Bank and before each Advance is made available.

            To secure the full and punctual repayment under the relevant Advance the Pledgor shall create on the Disbursement Date of such Advance a Deed of Pledge according to which the Borrower shall pledge in favour of the Bank Option Securities according to the terms and conditions of this Agreement.

     10.02 Promptly after the Borrower shall have repaid an Advance in full and shall have paid and repaid to the Bank all the sums due to the Bank under all other Security Documents in connection with such Advance, the Bank shall release the relevant Deed of Pledge and surrender the relevant shares which were pledged according to such Deed of Pledge to secure the repayment of such Advance by giving the Trust Company of Bank Hapoalim Ltd ("the TRUST COMPANY") a written notice.

     10.03 Notwithstanding Section 10.02 above the Borrower shall have the right to sell Option Securities which were pledged in favour of the Bank to secure the repayment of an Advance according to this Agreement at any time prior to the repayment of such an Advance according to Section 5 above provided that the amount received from the selling of such Option Securities will not be less than the amount paid by the Borrower in purchasing those Option Securities.

            The Borrower shall give the Bank a written notice of its intention to sell such Option Securities in the form of Schedule C (the " NOTICE") and the Bank will not decline to give its consent for such sale if the terms and conditions stated above are met. In such case the Bank shall sign the Notice were appropriate and shall forward a copy to the Trust Company.

            The amount received from the sale of such Option Securities will be used for the prepayment of the relevant Advance according to the terms and conditions of this Agreement up to an amount which reflects the ratio between the number of Option Securities sold to the total number of Option Securities pledged to secure the repayment of the relevant Advance, i.e. if 20% of the number of the Option Securities pledged to secure the repayment of an Advance are sold then 20% of the outstanding amount of such Advance should be repaid ("the REPAID AMOUNT"). Any amount received from the sale of such Option Securities in excess of the Repaid Amount shall be used by the Borrower at his discretion.

11.  CONDITIONS PRECEDENT
     --------------------

     The obligation of the Bank to make any Advance under the Loan available to the Borrower shall be subject to the condition that no Event of Default and/or any event which but for the giving of notice or the lapse of time would constitute such an event has occurred or be continuing and that on or before each Disbursement Date the Borrower shall have delivered to the Bank the documents set out in this Agreement, in form and substance satisfactory to the Bank, and shall have completed all the actions listed hereunder to the full satisfaction of the Bank:

     a)        on the date of execution of this Agreement:

          (1) True copies of the resolutions of the Board of Directors of the Borrower authorising the borrowing under this Agreement, and providing for the persons authorised to sign this Agreement and any document or instrument hereunder in the name and on behalf of the Borrower, as per the enclosed form.

          (2) The Debenture been duly executed by the Borrower according to which the Borrower has pledged in favour of the Bank.

          (3) The Borrower shall have established a bank account or accounts with the Central Branch of the Bank and have submitted to the Bank all of the documentation required in connection therewith.

          (4) The Borrower has furnished the Bank the consent of Formula Systems (1985) Ltd. for the pledge of the Borrower's rights under the Option Agreement .

          (5) An opinion of counsel to the Borrower, acceptable to the Bank, dated as of the date of this Agreement substantially in form of Schedule "B", attached hereto and forming an integral part hereof

     b)   on the date of Disbursement Date of each Advance:

          (1) the Borrower will execute a Deed of Pledge according to which the Borrower has pledged in favour of the Bank Option Securities according to the terms of this Agreement.

          (2) The Borrower has furnished the Bank a certificate signed by the authorised officer of the Borrower evidencing that at least 30% of the price paid for the acquisition of the Option Securities to be pledged in favour of the Bank pursuant to such Advance, was made by a capital contribution of the Borrower.

          (3) the Borrower has furnished the Bank a power of attorney which empowers the Bank to realise the Option Securities according to the Option Agreement as from the date of repayment of the Advance according to Section 5 above.

          (4) the Borrower has furnished the Bank with a waiver in a form satisfactory to the Bank that the Bank is exempted from any liability towards the Borrower for exercising the above power of attorney.

12.  REPRESENTATIONS AND WARRANTIES
     ------------------------------

     12.01 The Borrower represents and warrants to the Bank in relation to the Borrower that:

            (a) the Borrower is a limited partnership duly formed and validly existing under the laws of the State of Delaware U.S.A and has the full power, authority and legal right to own its assets and conduct its business as it is now being conducted.

            (b) the Borrower has the full power, authority and legal right to enter into, exercise its rights and perform its obligations under this Agreement;

            (c) all necessary consents and authorities for the Borrower to enter into and perform its obligations under this Agreement have been obtained and no further consents or authorities are necessary;

            (d) the obligations of the Borrower under this Agreement are, and the obligations of the Borrower under all of the other Security Documents will when executed by the Borrower be, legal, valid, binding and enforceable against the Borrower in accordance with their terms.

            (e) the execution, delivery and performance by the Borrower of its obligations assumed by it under this Agreement will not (i) violate any existing law, regulation or authorisation to which the Borrower is subject, (ii) result in any breach of or default under any agreement or other instrument to which the Borrower is a party or is subject or (iii) violate any provision of the Borrower's Memorandum and Articles of Association or other constituent documents;

            (f) the Borrower is not in breach of or in default under any other agreement binding on it or permit granted to it, which breach or default could have a material adverse effect on its ability to perform its obligations under this Agreement;

            (g) no action, litigation, arbitration or administrative proceeding is current, pending or threatened in writing against the Borrower which could have a material adverse effect on its ability to perform its obligations under this Agreement;

            (h) no event has occurred, and is continuing that constitutes, or that the giving of notice or the lapse of time or both, would constitute an Event of Default.

            (i) no Encumbrance exists over all or any part of the present or future assets or revenues of the Borrower, except for encumbrances permitted hereunder or on assets sold by the Borrower prior to the date hereof.

            (j) The Borrower will have on the date of each Advance is made available, obtained all applicable consents, authorisation, licences or approval in compliance with the terms of Section 14.01 (n) hereunder, and will have effected all registration with or declaration to, governmental or public bodies or authorities or courts, required for the acquisition of any of the relevant Shares.

     12.02 The representations and warranties in clause 12.01 (except for sub clause 12.01 (f) (g) and (h)) shall be deemed to be repeated by the Borrower on and as of each day from the date of this Agreement until all moneys due or owing by the Borrower under this Agreement have been repaid in full as if made with reference to the facts and circumstances existing on each such day. The Borrower shall inform the Bank forthwith upon the occurrence of any event mentioned in sub clause 12.01 (g).

13.  UNDERTAKINGS
     ------------

     13.01 The Borrower undertakes with the Bank that so long as any moneys are owing under this Agreement it will:

            (a) obtain or cause to be obtained, maintain in full force and effect and comply or cause to be complied in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and this, which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under this Agreement;

            (b) prepare financial statements of the Borrower on a stand alone basis but otherwise in accordance with generally accepted accounting principals and practices in United States of America consistently applied in respect of each quarter and each financial year and cause the same to be certified by an authorised officer of the Borrower and to deliver a copy of each of same to the Bank by not later than 7 (seven) days after the date on which each of same is required or would have been required if a public company traded on the Tel Aviv Stock Exchange to be furnished to the Stock Exchange in accordance with the Securities Law, 5728 - 1968.

            (c) provide the Bank with such financial and other information concerning the Borrower, and its affairs, as the Bank may from time to time reasonably require. Such information will be made available to the Bank unless according to the Borrower's discretion, such information should be kept in secrecy for commercial and\or national security reasons.

     13.02 The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under this Agreement, without the prior written consent of the Bank:-

            (a) it will not create, permit or suffer any Encumbrance over all or any part of its present or future undertakings, assets, rights or revenues except for Encumbrance under the Security Documents or permitted thereunder or an Encumbrance created over a specific asset in order to secure only the financing granted to purchase same.

14.  EVENTS OF DEFAULT
     -----------------

     14.01  There shall be an Event of Default in respect of any Advance if:

            (a) The Borrower fails to pay any sum due from it under any Advance, at the time, and in the manner stipulated in this Agreement and such failure is not remedied until the later of 14 (fourteen) days from the due date of the respective sum or 7 (seven) days from the date of Borrower's receipt of the Bank's notice to that effect; or

            (b) the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under this Agreement which the Bank in its own discretion deems material (other than failure to pay any sum when due).

                 However, if the breach or failure is capable of being cured, the Borrower shall have cured such breach or failure until the later of 30 (thirty) days from the occurrence or omission or 14 (fourteen ) days from the date of the Borrower's receipt of the Bank's notice to that effect.

            (c) any representation, which according to the Bank's sole discretion is material, or warranty made or deemed to be made or repeated pursuant to this Agreement, by or in respect of the Borrower, or in any application, request, notice, certificate or statement referred to in or delivered under this Agreement is or proves to have been incorrect when made, in any material respect; Provided however, that if the circumstances to which such representation or warranty relate can be corrected, so that such representation or warranty shall become correct again and further provided that such circumstances shall not affect validity, legality or enforceability of this Agreement, such event shall not be deemed an Event of Default, if the circumstances shall have been corrected within 7 (seven) days from receipt of the Bank's notice,( but in any event not later than with 7 (seven) days from the date upon the Borrower has become aware thereof)

            (d) a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied, or enforced upon or sued out against the property or any material part of it, of the Borrower, or against a material part of the undertakings, assets, rights or revenues of the Borrower and is not discharged within 60 (sixty) days; or

            (e) the Borrower notifies its creditors that it generally suspends payment of its debts or admits in a written declaration submitted to a judicial tribunal its inability to pay its debts as they fall due, , or proceedings are commenced in relation to the Borrower (and if commenced by third party, are not discharged within 60 (sixty) days) under any law, regulation or procedure relating to reconstruction or readjustment of debts as a result of insolvency; or

            (f) the Borrower takes any action or any legal proceedings are started or other steps taken for (i) the Borrower to be adjudicated or found bankrupt or insolvent (ii) the winding-up or dissolution of the Borrower or (iii) the appointment of a liquidator whether provisional or otherwise, administrator, trustee, receiver or similar officer in respect of the Borrower, and/or in respect of the whole or any material part of its undertakings, assets rights or revenues; provided however that if such action or legal proceedings are initiated and made or such other steps are taken, by any third party if same is dismissed or rejected within 60 (sixty) days then such Event of Default shall be cancelled and nullified or

            (g) all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, the Borrower are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government and same is not cancelled and reversed within 60 ( sixty) days; or

            (h) it becomes unlawful at any time for the Borrower to perform all or any of its obligations under this Agreement and such unlawfulness persists for a period of 30 (thirty) days ; or

            (i) the Borrower repudiates this Agreement or any of the other Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate this Agreement, or any other of the Security Documents; or

            (j) if the Borrower has and/or shall have committed a breach of any of its undertakings and/or obligations under the Option Agreement, and the Bank in its sole discretion shall determine that such breach may have a material adverse effect on the rights of the Bank under any of the Security Documents.

            (k) Shamrock Holdings Inc. and/or an entity/ies under its control or under common control with it and\or any of its officers and\or any of its shareholders ceases to have control over the Borrower. For this purpose "control" means 51% of the outstanding share capital or the powers to direct the business.

            (1) If the Borrower does not furnish the Bank with periodic financial statements, books of account and other authorities and materials in relation to the state of its affairs, within 14 (fourteen) days from the date provided for in Clause 13 hereof and if it is requested to do so and does not comply with any such request within a period or 14 (fourteen) days from such request; or

            (m) If an event of default exists or occurs under any other agreement for the extension of credit by the Bank to the Borrower (after giving effect to any applicable grace period under any such agreement.)

            (n) If the Borrower does not furnish the Bank a certificate that the Shares pledged are Option Securities and that all conditions of Section 3.1 of the Option Agreement, if applicable, were fulfilled within 30 days from the date such Deed of Pledge is executed.

     14.02 The Bank may, without prejudice to any of its other rights, at any time after the happening of an Event of Default, so long as the same is continuing, by notice to the Borrower declare that:

            (a) the Loan and all interest accrued and all other sums payable under this Agreement have become due and payable whereupon the same shall, immediately or in accordance with such notice, become due and payable; and/or

            (b) the Loan and all other sums payable under this Agreement shall bear interest at the rate specified in Clause 6 as if such sums had not been paid on due date, whereupon interest shall, immediately or in accordance with the terms of such notice, become due and payable.

            (c) Notwithstanding the above, if an Event of Default occurs under Sub Section 14.01 (a) then Sub Sections (a) and (b) of this Section 14.02 shall apply only to the relevant Advance.

     14.03 Without prejudice to any of its other rights upon the happening of an Event of Default, the Bank shall have a lien on all monies, securities, claims, goods and other property, assets or rights of the Borrower held by the Bank, until payment in full of the Loan and all other amounts owing to the Bank hereunder provided such right does not contravene with any of the terms specified in the Security Documents.

15.  UNLAWFULNESS, SUBSTITUTE BASIS
     ------------------------------

     15.01 This Agreement has been made in accordance with legal, regulatory, fiscal and monetary measures currently in force and in accordance with current market conditions. If the making or the continuation of the Loan by the Bank has become unlawful and the Bank is required to reduce the volume of its loans due to any change, after the date of this Agreement, in any applicable law or governmental regulation or order or in any requirement of any monetary authority directed to Israeli commercial banks in general, or in the interpretation made by any governmental or other fiscal or monetary authority charged with such interpretation after the date hereof and directed to Israeli banks in general of any of the same, then and in any such event the Bank may give notice to the Borrower and the Borrower agrees to prepay the full amount then outstanding as well as interest accrued thereon with 90 (ninety) days or at the expire of the then current Interest Period whichever comes first but not less than 30 ( thirty) days from said notice.

     15.02  (a)  If  at  any  time  subsequent to the date hereof by reason of changes affecting the Eurodollar Interbank Market, the Bank is unable, due to circumstances beyond its control, to determine the LIBOR, or there shall be no objective possibility for the Bank to refinance itself in United States Dollars in respect of the then outstanding balance of the principal amount of the Loan, then and in any such event the Bank shall give notice to the Borrower to that effect.

            (b) The Bank shall then offer the Borrower an alternative basis (the "Substitute Basis") for the continuation of the Loan. The Substitute Basis may include alternative interest periods, alternative currencies or alternative rates of  interest  taking into  account  the  outstanding balance of the principal amount of the Loan. The Substitute Basis shall be binding upon the Borrower, and shall take effect in accordance with its terms from the date specified in the Bank's notice.

            (c) If the Borrower determines that it does not wish to continue to borrow the Loan or under the Substitute Basis it shall so notify the Bank within 10 days of receipt of the Bank's notice specifying such Substitute Basis whereupon the outstanding balance of the principal amount of the Loan coupled with interest accrued and accruing thereon at a rate prevailing during the last Interest Period in respect of which-the LIBOR and the rate of the Interest has been determined shall thereupon become immediately due owing and payable.

            (d) The Bank represents that it is not aware of any circumstances or threats at the date hereof which might cause the making or the continuation of the Loan by the Bank to become impracticable or unlawful or which makes the Bank unable to determine the LIBOR or to refinance itself in Dollars.

16.  SET-OFF AND APPLICATION OF PAYMENTS
     -----------------------------------

     16.01 The Borrower hereby irrevocably authorises the Bank to apply any moneys standing to the credit of any account of the Borrower with the Bank at any of its branches (including such accounts held by the Borrower jointly or severally with other parties) in or towards satisfaction of any sum not paid on its due date by the Borrower to the Bank under this Agreement.

            For this purpose the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this Clause. The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

     16.02 All moneys held or received by the Bank for or on account of the Borrower, whether hereunder, pursuant to any of the Security Documents 07 otherwise notwithstanding that such monies may have been intended by the Borrower or any third party to be appropriated for or on account of any other amount, may be applied by the Bank to any amount owed by the Borrower under this Agreement and not paid on its due date, and if so applied, shall be applied in the following manner:

            (i) first, in payment to the Bank of all costs, charges or expenses, inter alia, those incurred by the Bank in enforcing its rights hereunder or under any of the Security Documents;

            (ii) secondly, in or towards Interest/Default Interest owing in respect of the Loan;

            (iii) thirdly,  to  prepayment of  instalments  of principal on account of the Loan in the inverse order of their maturity;

            The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right given to it by this Clause, giving full details in relation thereto

17.  THE BORROWER'S DUTY TO NOTIFY
     -----------------------------

     The Borrower hereby undertakes to notify the Bank immediately:

            (a) of any claim of right to any security given or which will be given to the Bank pursuant hereto or in connection herewith.

            (b)   of any of the events enumerated in Clause 14 above.

            (c)   of any change of address.

18.  COMPENSATION FOR BROKEN FUNDING
     -------------------------------

            If the Loan or any part thereof or any interest thereon is for any reason whatsoever repaid, paid or recovered by the Bank under any security or otherwise, on any day other than the agreed date of payment, the Borrower shall upon demand pay to the Bank such amount or amounts as may be necessary to compensate the Bank for any actual loss incurred by it on account of funds borrowed in order to make, fund or maintain the Loan with respect to which repayment, payment or recovery is made and or any loss of profit caused thereby. The Bank shall however exercise its best endeavours to mitigate any such losses.

            For the avoidance of doubt if the Borrower effects payments or prepayments in full compliance with the provisions of Clauses 5,7,8 or 15 hereunder, the Borrower shall not be required to pay any amount under this Clause.

19.  REMEDIES AND WAIVERS
     --------------------

     19.01 No delay or omission of the Bank in exercising any right, power, privilege or remedy pursuant to this Agreement or any Security Document shall impair such right, power, privilege or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

     19.02 The rights and remedies of the Bank provided in the Agreement and each Security Document are cumulative and not exclusive of any rights or remedies provided by law.

20.  ASSIGNMENT
     ----------

     The Bank may at any time at its own discretion and without the Borrower's consent being required, assign all of its rights in relation to the Loan and arising from this Agreement, including the securities given or to be given, , to any company in the Bank's Group, which is a banking institution registered according to the laws of the State of Israel and any such assignee may also reassign the said right as aforesaid within the Ban's Group without any further consent being required from the Borrower. Such assignment may be effected in any way which the Bank or any subsequent assignor deems fit provided however that at any time only one entity will be an assignee and provided that the Borrower's rights under this Agreement will not be prejudiced as a consequence of such an assignment. The Bank shall notify the Borrower of such an assignment promptly upon the execution of the assignment and the assignee shall assure the Borrower that it has assumed all rights and obligations under this Agreement.

     The "BANK'S GROUP" means any company which the Bank possesses 51% or more of its outstanding share capital.

     The Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank

21.  ADMINISTRATION OF THE LOAN
     --------------------------

     The Bank may administer the Loan or any part thereof by booking same with any of its branches, whether in Israel or abroad. The Bank may at any time and from time to time at its own discretion and without any consent being required from the Borrower, transfer the administration of the Loan or any part thereof from one branch of the Bank to another, whether in Israel or abroad without prejudice to the Borrower and as long as such administration does not affect the Borrower.

22.  DISCLOSURE OF INFORMATION
     -------------------------

     Any branch o f the Bank administering the Loan may disclose to the Head Office of the Bank, or to any assignee according to Clause 20 above, or to the Bank of Israel, the Examiner of Bank, the Controller of Foreign Exchange or any person acting under their authority or to any other regulatory authority having jurisdiction over the Bank or over the Head Office of the Bank or to the Head Office of the Bank for delivery by the latter to any such regulatory authorities, such information about the Borrower, or the Loan as may be required by such regulatory authorities or as the branch or the Head Office of the Bank may deem appropriate, provided that upon the disclosure of information to any person who/which is not a regulatory authority such person will confirm to the Bank that such information will be treated in confidence.

23.  EXPENSES
     --------

     All of the expenses in stamping this Agreement, (including any interest and/or fines for late stamping), the registration of the Security Documents and all and any expenses involved in the enforcement thereof or in the realisation of the collaterals for the enforcement thereof, if interference by court is needed, including fees of the Bank's advocates, shall be paid by the Borrower to the Bank upon the Bank's first demand, together with interest at the maximum rate prevailing at the Bank from the day of the Bank's first demand and until payment in full. Until payment in full the aforesaid expenses together with the interest thereon, shall be secured by the collaterals mention in Clause 10 hereof.

24.  ADDITIONAL PROVISIONS
     ---------------------

     24.01 The Borrower hereby confirms that the Bank's books, accounts and entries shall be prima facie evidence against the Borrower in all their particulars.

     24.02 The Borrower hereby confirms receipt of the Bank's notification that according to the Protection of Privacy Law, 5741-1981:

            (i) All the particulars furnished or which may be furnished by the Borrower to the Bank may be used by the Bank in the normal course of its operations at its own discretion provided however that the Bank shall not disclose such information except as provided in this Agreement.

            (ii) All the particulars furnished or which may be furnished by the Borrower to the Bank shall be stored in keeping with the Bank's requirements from time to time in data bases of the Bank and/or of suppliers to the Bank from time to time of computer and data processing and warehousing services;

            and the Borrower hereby confirms its agreement thereto.

     24.03 From time to time, as required by the Bank, the Borrower shall allow a representative of the Bank to peruse during usual working hours, all balance sheets, books of account, card indexes, ledgers and other papers and documents in relation to the state of the Borrower's financial affairs.

25.  NOTICES
     -------

     25.01 Each communication to be made under this agreement shall be made in writing and, unless otherwise stated, may be made also by telex or facsimile transmission.

     25.02 Each communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other party has by fifteen (15) days' written notice specified another address) be made or delivered to that party, addressed as follows:

           (i)   if to the Borrower at:
                 4444 Lakeside Drive, Burbank
                 California USA
                 Fax No:______________

           (ii)  if to the Bank at:
                 Bank Hapoalim B.M
                 Fax no._______________
                 Att: _____________

     and shall be deemed to have been made or delivered the next Banking Day after dispatch (in the case of any communication made by telex or any form of facsimile transmission) or (in the case of any communication made by letter) the next Banking Day after being physically left at that address.

26.  GOVERNING LAW AND JURISDICTION
     ------------------------------

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Israel.

     (b) For the purpose of this Agreement the exclusive place of jurisdiction shall be the competent courts of law in Tel Aviv-Jaffa. The Borrower hereby irrevocably submits to the jurisdiction of these courts.

27.  CURRENCY INDEMNITY
     ------------------

     The Borrower agrees to indemnify the Bank against any loss incurred by it as a result of any judgement or order being given or made for the payment of any amount due under this Agreement and of such judgement or order being expressed in a currency other than the currency in which such amount is payable and as a result of any variation having occurred in the rates of exchange between the date on which any such amount becomes due under this Agreement and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall apply irrespective of any indulgence granted to the Borrower from time to time and shall continue in full force and effect notwithstanding any such judgement or order.

28.  SEVERABILITY
     ------------

     If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the laws of the State of Israel neither the legality, validity or the enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby.

29.  GENERAL PROVISION
     -----------------

     a) Notwithstanding Section 6 of the Companies Law 5759-1999, the Bank hereby agrees that in any Event of Default (as such term is defined under this Agreement) it shall have no claim, demand or any recourse to the assets and rights of any of the shareholders, partners, equity holders or beneficial holders of the Borrower.

     b) In case the Borrower has exercised the Option under the Option Agreement concerning the relevant Option Securities which were pledged according to this Agreement in order to secure the repayment of an Advance, and the repayment of such Advance is due according to Section 5 above, then the bank shall, according to the Borrower's request and provided the Borrower has signed all documents requested by the Bank in connection with such loan, grant the Borrower a loan in the sum equal to the sum to be repaid in connection with such Advance, for a period of three (3) months on the same conditions of the Loan mutatis mutandis provided that the Borrower will pledge in favour of the Bank all the Formula Securities, as defined in the Option Agreement to be received from the realisation of the Option in the same manner as stipulated in Section 11 above.

            The Bank will be permitted to realise the pledge created over such Formula Securities provided the Bank has given the Borrower 24 hours prior notice to fax no. 036952974 whereas
            Section 25 shall not apply in this case, by using the authorisation to be given to the Bank by the Borrower in the same manner as mentioned in Section 11 (b) (5) above, during such three (3) months period, when the Value of the Formula Securities pledged as stated above will be less than 125% of the outstanding balance of such loan provided however that the Borrower shall be entitled to deposit in the Bank and pledge in favour of the Bank amounts that together with the value of the relevant Formula Securities shall exceed the above percentage. In this case the term "Value" means the average closing price of Formula's Securities on the Tel Aviv Stock Exchange for a period of three (3) trading days prior to the said calculation.

In Witness Whereof the Borrower and the Bank have caused this Agreement to be duly executed and delivered in Tel Aviv, as of 23/12/99.

Trefoil Israel FSL, L.P.                     /s/ Lea Landau    /s/ Yoram Oron
By its General Partner                       --------------------------------
Trefoil Israel FSL, Inc.                     Bank Hapoalim B.M.
                                             Bank Hapoalim Head Office

By: /s/ Robert G. Moskowitz
   -----------------------------
   Robert G. Moskowitz
   Vice President

                       Addendum No.1 signed on 9/3/00
                         to a Loan Agreement dated
                          as of December 23, 1999


                                  between


                             BANK HAPOALIM B.M.
                                (the "BANK")


                                    and


                          TREFOIL ISRAEL FSL, L.P.
                              (the "BORROWER")



1.   The parties hereby amend Section 2 of the Loan Agreement as follows:

     (a)  The Availability Period will be postponed until March 15, 2000.

     (b) The amount stated in the definition of the Loan will be increased by $2,100,000 (Two Million and One Hundred Thousand U.S. Dollars) and will be $ 19,600,000 (Nineteen Million and Six Hundred Thousand U.S. Dollars).

     (c) The definition of the Option Agreement in Section 2 will be amended as to include ADDENDUM No.3 signed on 7/2/00.

2.   All other terms and conditions will remain in force.



/s/ Lea Landau  /s/ Yoram Oron                  /s/ Robert G. Moskowitz
------------------------------                  ----------------------------
Bank Hapoalim B.M.
Bank Hapoalim Head Office                       Trefoil Israel FSL, L.P.

                         ADDENDUM TO LOAN AGREEMENT

                       Dated as of December 23, 1999

                               By and between

                      BANK HAPOALIM B.M. (THE "BANK")

                                    AND

                          TREFOIL ISRAEL FSL, L.P.

                                ("TREFOIL")

WHEREAS the BANK and TREFOIL have entered into certain Loan Agreement dated December, 23rd, 1999 (the "Loan Agreement"), under which the Bank has extended loans to Trefoil to participate in financing acquisition of shares in companies controlled by Formula Systems (1985) Ltd. ("Formula"), pursuant to an agreement between Formula and Shamrock Holdings of California, Inc. (that was assigned to Trefoil), dated September 30th, 1999 (the "Umbrella Agreement"); and

WHEREAS Formula and Trefoil wish to amend the Umbrella Agreement (the "Amended Umbrella Agreement", the form of which is attached hereto as APPENDIX A) in a manner that will affect the Loan Agreement;

WHEREAS the parties wish to amend the Loan Agreement as provided herein.

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

     1. Terms used herein and not otherwise defined, shall have the meaning assigned to them in the Loan Agreement.

     2. Anything in the Security Documents to the contrary notwithstanding, the repayment dates with respect to the Advances made for the investments in the shares of Sintec Advanced Technology Ltd. and E.S.I. Expert Solutions International Ltd. (`ESI") shall be extended up to 30 days following the Commencement date of the Exercise Period as detailed in Appendix C to the Amended Umbrella Agreement (the "Extended Period") and all provisions of the Loan Agreement and the Security Documents with respect to the above Advances shall apply during the Extended Period (the "Extended Advances").

     3. In case the Reorganization (as defined in the Amended Umbrella Agreement) in ESI shall occur, the Bank shall release the pledge on the shares of ESI and allow the transfer thereof, against a pledge on and a deposit of the shares of the Subsidiaries and Intent, as defined in the Amended Umbrella Agreement.

     4. Anything in the Security Documents to the contrary notwithstanding, the Bank agrees to change the repayment dates with respect to the Advances granted to the investments in the shares of New Applicom Ltd. (today- New Applicom Ltd.) ("Applicom"), Moritania 05 Ltd. (today- Intersystem) ("Intersystem"), Transtech Control Ltd. ("transtech") and Crystal Systems Solutions Ltd. ("Crystal") (the "Non Extended Advances"), so that they shall occur on the Second Closing, as such term is defined in the Amended Umbrella Agreement.

     5. Anything in the Security Documents to the contrary notwithstanding, the Bank agrees to release from pledge and allow the transfer of the shares of Transtech and Intersystem on the Initial Closing (as defined in the Amended Umbrella Agreement) against a pledge on and a deposit of 1,000,000 shares of Formula and, agrees further to release the pledged Formula shares and allow the transfer thereof, against the receipt of the payment due therefore, as provided in the Amended Umbrella Agreement. The Bank also agrees that the amount of US$ 1,200,000 payable by Formula on the Initial Closing will be utilized to pay for the required investment under the New ESI Agreement, as defined in the Amended Umbrella Agreement. Subject to the full repayment of the Non Extended Advances the Bank further agrees to release from pledge the shares of Crystal and Applicom and allow the transfer thereof, on the Second Closing.

     6. Trefoil hereby gives the Bank irrevocable instructions that all monies received and\or to be received pursuant to the Amended Umbrella Agreement will be first utilised, subject to the terms of the Loan Agreement and this Amendment, to repay the Non Extending Advances or any part of them.

     7. The terms and conditions of the Loan Agreement, to the extent not modified hereunder, shall remain in full force and effect.



IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of November 27, 2001.

TREFOIL ISRAEL FSL, L.P.            BANK HAPOALIM B.M.
BY its General Partner,
Trefoil Israel FSL, Inc.            By:
                                    Name: /s/ Lea Landau     /s/ Yoram Oron
                                         ----------------------------------
                                    Title:Sector Manager     Section Manager
                                          ---------------------------------
By:    /s/ Robert G. Moskowitz

Name:  Robert G. Moskowitz
Title: Vice President